Free Writing Prospectus
Filed Pursuant to Rule 433
Dated October 17, 2011
Registration Statement No. 333-167489
ABS East Retail Securitization October 2011

Free Writing Prospectus
Registration Statement No. 333 167489 Ford Credit Auto Receivables Two LLC (the depositor ) Ford Credit Auto Owner Trusts (the issuer )
This document constitutes a free writing prospectus for purposes of the Securities Act of 1933. The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, you may request that a copy of the prospectus be sent to you by calling toll free 1 877 858 5407.

RETAIL SECURITIZATION OVERVIEW
Ford Credit has extensive experience in the securitization of U.S. retail installment sale contracts through various channels, including:
Public transactions (over 55 since 1989)
Private transactions
FCAR, our single seller ABCP conduit (since 1996)
Bank sponsored commercial paper conduits
Collateral composition has trended in line with the industry and Ford Credit s strategic focus
Structural elements such as credit enhancement, priority of payments and capital structure have remained consistent over time
Expertise In Originations And Servicing, Coupled With Our Securitization Experience, Has Resulted In Consistent Transaction Performance
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RETAIL SECURITIZATION RETAIL LOAN ABS COLLATERAL COMPOSITION
* Primarily non Ford, Lincoln and Mercury vehicles, which Ford Credit does not categorize

RETAIL SECURITIZATION CONSISTENT UNDERWRITING ACROSS FICO® SCORES
Our public retail ABS pools are representative of our portfolio and continue to be very consistent across the credit spectrum
Given our long history of underwriting, we feel we are better positioned to understand risk and distinguish good credit from bad
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RETAIL SECURITIZATION RETAIL LOAN ABS COLLATERAL COMPOSITION
Consistent origination and servicing practices lead to predictable portfolio composition
Ford Credit selects a cross section of retail loans from our portfolio for each securitized pool
Pools have reflected trends in the industry and in our business
Consistent loss and delinquency trends for both our portfolio and securitized pools

RETAIL SECURITIZATION CREDIT LOSS PERFORMANCE BY POOL (PUBLIC)
Despite A Challenging Economic Environment, Ford Credit Transactions Continue To Demonstrate Consistent Loss Performance

RETAIL SECURITIZATION DELINQUENCY PERFORMANCE BY POOL (PUBLIC)
Delinquencies Over 60 Days Have Remained Within Trend Despite Adverse Economic Conditions

RETAIL SECURITIZATION RETAIL SECURITIZATION STRUCTURE
Excess spread is the amount of funds remaining after making all required monthly payments in the waterfall (fees, expenses, interest and principal payments). Excess spread is released to the holder of residual interest (Ford Credit) each month
3 Credit enhancement provides protection against payment shortfalls resulting from losses on securitized pool of retail loans
3 Rating agency loss expectations and stress scenarios determine required enhancement levels 3 Typically, a AAA rating requires enhancement that provides at least five times expected loss coverage
3 Class A Notes have the full support of all the credit enhancement in the form of:
Overcollateralization (builds to target)
Non declining reserve account
Subordination of Class B,C,D notes
Excess spread
3 Losses on retail loans in each period are absorbed in the following order:
1st loss position = Excess spread
2nd loss position = Overcollateralization
3rd loss position = Reserve account
4th loss position = Class D notes
5th loss position = Class C notes
6th loss position = Class B notes

RETAIL SECURITIZATION TRANSACTION STRUCTURE
Credit enhancements in our retail loan securitization programs are:
Overcollateralization (including residual interest in trust)
Cash reserve
Subordination of junior notes
Excess spread
Total enhancement for AAA rated Class A Notes typically exceeds 7%
Transactions structured to build credit enhancement over time
Conservative structure is designed for investor, agency and underwriter comfort
Senior/subordinate, sequential pay structure
Consistent structure for more than 15 years

RETAIL SECURITIZATION HISTORIC CREDIT ENHANCEMENT BY SERIES PUBLIC RETAIL 2001 E

RETAIL SECURITIZATION HISTORICAL RATING ACTIONS
Rating Upgrades on Public Retail Transactions (S&P/Moody s/Fitch)
* For 2009 A, 2009 B, and 2009 C no subordinated notes were structured
** Rated by DBRS not Fitch

RETAIL SECURITIZATION SUMMARY
A Ford deal is a Ford deal!